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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:     Evans National Bank                       CONTACT:    Susan J.  Herold
         14-16 North Main Street                               Vice President
         Angola, NY 14006
         Phone: (716) 549-1000
         Fax:   (716) 549-0720


            M&W AGENCY, INC. ANNOUNCES ACQUISITION OF THE EDEN AGENCY

ANGOLA, N.Y.--JANUARY 25, 2002 - Evans Bancorp, Inc. (Nasdaq: EVBN) announced the acquisition of the business and assets of Eden Agency, Inc. by M&W Agency, Inc, a wholly owned subsidiary of Evans National Bank effective January 1, 2002. Eden Agency is a property and casualty insurance agency located at 8226 North Main Street, Eden, New York.

"The Eden Agency has a long history in servicing the needs of the residents of Eden and surrounding areas. We believe our philosophy on providing the products and services to meet the needs of our customers matches extremely well with those of the Eden Agency, and expect the transition to be seamless for customers" stated M&W Agency President, Robert Miller, Jr., CPCU, CLU. Evans Bancorp President and CEO James Tilley commented, "I am excited about the acquisition of Eden Agency and our new presence in the community of Eden. We feel that this addition fits well into our organization both strategically and philosophically."

Following this acquisition, M&W Agency will retain the insurance companies the Eden Agency previously represented while providing additional companies to meet the continuing needs of agency customers. M&W Agency will continue agency operations at the same Eden location with substantially all of the current staff. Jack Smith will continue in a consulting role to facilitate the transition.

The Eden location will be the eighth office of M&W Agency in Western New York.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with seven branches located in Western New York. Evans National Bank also owns M&W Agency, Inc., a retail property and casualty insurance agency with eight offices in Western New York, and ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock, under the symbol EVBN, has been listed on the Nasdaq National Market since July 9, 2001.


This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future performance, revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.